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Pricing Supplement dated July 13, 2004 				 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION
		   Medium-Term Note, Series B - Fixed Rate

________________________________________________________________________________


Principal Amount:  $100,000,000		    Trade Date: July 13, 2004
Issue Price: See "Additional Terms of  	    Original Issue Date: July 16, 2004
  the Notes - Plan of Distribution"
Interest Rate: 2.90% per annum		    Net Proceeds to Issuer:  $99,914,000
Interest Payment Dates: Each January 14     Principal's Discount or
  and July 14, commencing January 14, 2005	 Commission:  0.05%
Stated Maturity Date: July 14, 2006


________________________________________________________________________________


Day Count Convention:
    [X]  30/360 for the period from July 16, 2004 to July 14, 2006
    [ ]  Actual/365 for the period from   	        to
    [ ]  Other (see attached)                       to

Redemption:
    [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
    [ ]	The Notes may be redeemed prior to Stated Maturity Date.
            Initial Redemption Date:
            Initial Redemption Percentage:
            Annual Redemption Percentage Reduction:

Repayment:
    [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
    [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
	Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________

			     Lehman Brothers


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				ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated July 13, 2004 and an Appointment Agreement Confirmation dated July 13, 2004 (collectively, the "Agreement") between TMCC and Lehman Brothers Inc. ("Lehman"), Lehman, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.914% of their principal amount. Lehman may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 99.964% of their principal amount.

	Under the terms and conditions of the Agreement, Lehman is committed to take and pay for all of the Notes offered hereby if any are taken.